Exhibit 99.1

For more information:
FOR IMMEDIATE RELEASE	Mike Campbell: 816-842-8181
investorrelations@inergyservices.com

Inergy, L.P. Prices Public Offering

of 2,850,000 Common Units

Kansas City, MO – (February 21, 2007) – Inergy, L.P. (Nasdaq:NRGY) announced today that it has priced a public offering of 2,850,000 limited partnership common units. The proceeds from the offering will be used to repay outstanding indebtedness under its revolving acquisition credit facility incurred to finance recent acquisitions and to fund capital expenditures associated with internal growth projects related to our midstream assets. The sole underwriter, UBS Investment Bank, has been granted a 30-day option to purchase up to 427,500 additional units.

A written prospectus and prospectus supplement may be obtained from UBS Securities LLC; 299 Park Avenue; Prospectus Department; New York, NY 10171 or 212-821-3000.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus.

Inergy, L.P.’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, the company serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada. For more information about Inergy, L.P., visit the Partnership’s website at www.inergypropane.com or contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

This press release includes statements regarding the closing of the offering that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in Inergy, L.P.’s annual report on Form 10-K and other reports filed by Inergy, L.P. from time to time with the Securities and Exchange Commission. Inergy, L.P. undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

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